Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Universal Stainless & Alloy Products, Inc. on Form S-8 (Nos. 333-265149, 333-255909, 333-217794, 333-184334, 333-255910, 333-212065, 333-184336, 333-136984, 333-13511) of our reports dated March 29, 2024, on our audits of the financial statements as of December 31, 2023 and for the year then ended, and the effectiveness of Universal Stainless & Alloy Products, Inc.’s internal control over financial reporting as of December 31, 2023, which reports are included in this Annual Report on Form 10-K to be filed on or about March 29, 2024. Our report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023 expresses an adverse opinion because of material weaknesses.

/s/ EisnerAmper LLP
EISNERAMPER LLP

Philadelphia, Pennsylvania
March 29, 2024